Exhibit (a)(1)(D)

Form of Reminder E-mail to Eligible Participants

Subject: Reminder—OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS EXPIRATION DATE IS APPROACHING

Date: [            ], 2009

Dear CombinatoRx Employee:

The Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Program”) for all “eligible options” is currently open and available to all “eligible participants” (as these terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document (the “Offer to Exchange”) filed as an exhibit to the Tender Offer Statement on Schedule TO filed on October 13, 2009 with the Securities and Exchange Commission).

As previously communicated and described in the Offer to Exchange, the election period is scheduled to expire on November 10, 2009 at 5:00 p.m., Eastern Time, unless it is extended. We currently have no plans to extend the expiration date. If you wish to participate in the Exchange Program and have not done so already, or you wish to make changes to your current election, you must complete, sign and date the form of election included in Appendix A of the Offer to Exchange and return it to us so that we receive it before the expiration of the election period. You should carefully review the Offer to Exchange and the other documents to which the Offer to Exchange refers you before making a decision on whether to participate in the exchange program.

ALL ELECTIONS MUST BE RETURNED BEFORE 5:00 P.M., EASTERN TIME, ON NOVEMBER 10, 2009. UNLESS WE EXTEND THIS DEADLINE, THERE WILL BE NO EXCEPTIONS.

Your participation in the Exchange Program is voluntary. You are not obligated to participate in the Exchange Program, and if you do not respond by the deadline referred to above, any stock options you hold will remain outstanding and subject to their present terms. Questions about the Exchange Program or requests for assistance or for additional copies of any Exchange Program materials should be made by e-mail to jcole@combinatorx.com or by phone to 617-301-7000. We will attempt to respond to all questions within one business day of submission.